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                                                                      EXHIBIT 12
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COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In millions, except ratios)

                                             Year ended December 31,
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                                          1996   1995   1994   1993   1992
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
Income (loss) from continuing operations
 before income tax
 expense (benefit)                         $793   $524   $559  $ (74)  $510
Add:
 Interest Costs                             133    117    120    109    100
 Estimated interest in rentals (1)           27     29     31     31     29
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Fixed charges as defined:                   160    146    151    140    129
 Interest costs capitalized                  (3)    (3)    (2)    (5)    (5)
 Losses of less than majority owned
  affiliates, net of dividends                8     10     18     27     34
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 Income as adjusted                        $958   $677   $726  $  88   $668
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Ratio of earnings to fixed charges         5.99   4.64   4.80   0.63   5.18
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

(1) Represents the estimated interest portion of rents.

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